Exhibit 99.1

ROYALTY PHARMA APPOINTS HENRY A. FERNANDEZ AND TED W. LOVE, M.D. TO THE COMPANY’S BOARD OF DIRECTORS

NEW YORK, NY (US), August 3, 2020 - Royalty Pharma (Nasdaq: RPRX) today announced the appointments of Henry A. Fernandez and Ted W. Love, M.D. to the company's Board of Directors, effective immediately. Mr. Fernandez is Chairman and Chief Executive Officer of MSCI Inc., a leading global provider of investment decision support tools. Dr. Love is President and Chief Executive Officer of Global Blood Therapeutics, a biopharmaceutical company focused on the treatment and care of sickle cell disease.

“Following our successful initial public offering, we are further strengthening the governance of Royalty Pharma with the appointments to the Board of Henry Fernandez and Ted Love," said Pablo Legorreta, Founder and CEO of Royalty Pharma. “Both bring exceptional leadership qualities achieved over long and successful careers in finance and the research-based biopharma industry, respectively. Their experience, knowledge and business acumen will be invaluable to the company as we continue our journey as the leading funder of innovation in the biopharma ecosystem," Legorreta added.

In addition to their roles as Board Directors, Henry Fernandez will join the Audit Committee of the Board and Ted Love will join the Nominating and Corporate Governance Committee.

About Henry A. Fernandez

Henry A. Fernandez has served as Director and Chairman of MSCI Inc. since 2007 and as Chief Executive Officer since 1998. Before leading MSCI’s transition to becoming a fully independent, public company in 2007, he was a Managing Director at Morgan Stanley from 1983 to 1991 and from 1994 to 2007, where he worked in emerging markets product strategy, equity derivative sales and trading, mergers and acquisitions, worldwide corporate finance and mortgage finance for U.S. financial institutions. Mr. Fernandez serves on the Board of Trustees for Stanford University as well as Memorial Sloan Kettering Cancer Center. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an

M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

About Dr. Ted W. Love

Ted W. Love, M.D. joined Global Blood Therapeutics in 2014 as President and Chief Executive Officer and also serves on its Board. Previously, he was EVP, Research & Development and Technical Operations, at Onyx Pharmaceuticals, Inc. Prior to Onyx, Dr. Love served as President, Chief Executive Officer and Chairman of Nuvelo, Inc. Among his earlier roles, Dr. Love served as SVP, Development, at Theravance, Inc. and he held a number of senior management positions in medical affairs and product development at Genentech. He holds Board positions at Amicus Therapeutics, Inc. and the Biotechnology Innovation Organization, for which he Chairs the Emerging Companies Section. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School. He completed a residency in internal medicine and a fellowship in cardiology at the Massachusetts General Hospital.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and J&J’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Gilead’s HIV franchise, Merck’s Januvia, Novartis’ Promacta, and Vertex’s Kalydeco, Symdeko and Trikafta, and four development-stage product candidates. For more information, visit www.royaltypharma.com.

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